Exhibit 10.2

March 16, 2011

Michael Byron

Dear Michael,

NVIDIA Corporation is pleased to confirm our offer of employment for the position of Vice President of Finance, reporting to Jensen Huang or the CFO position, based out of the US, CA, Santa Clara office. Subject to approval of the Board of Directors of NVIDIA Corporation (the “Board”) of our recommendation, your position and title will also include Principal Accounting Officer. The salary for this position will be at a starting rate of $28,333.33 per month, $340,000.00 annually, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for the following company benefits in accordance with the terms of those plans or policies: health insurance, paid time off, holidays, Employee Stock Purchase Plan and a 401(k) Plan.  NVIDIA can change your duties, compensation, and benefits at its discretion.

As incentive to your accepting our offer, and in recognition of certain repayment obligations to your current employer, if, as a result of your acceptance of this offer, your current employer requires you to repay, on or before December 31, 2011, the signing bonus they paid to you in 2010, the Company will pay you a lump sum cash bonus equal to $115,000, less the value of any tax deduction you may be able to claim in respect of that repayment, with such bonus subject to applicable tax withholdings.  This bonus will be paid on the first full payroll cycle after your repayment, but in no event later than March 15, 2012.

Subject to approval by the Board, and to the terms of NVIDIA Corporation’s Equity Incentive Plan, you will receive a new hire grant of 20,000 Restricted Stock Units (RSUs).  The units will vest and be issued approximately over a four (4) year period, with 25% of the shares subject to the RSU becoming on the first vesting date, and 12.5% of the shares subject to the RSU becoming vested every six months thereafter, provided in each case you remain employed with NVIDIA on each such date.  If your start date is in the first six months of the calendar year (January to June), your first vesting date and expected issuance of shares will occur on the third Wednesday in March of the next calendar year.  If your start date is in the last six months of the calendar year (July to December), your first vesting date and expected issuance of shares will occur on the third Wednesday in September of the next calendar year.

Subject to approval by the Board, you will also receive an option to purchase 50,000 shares of NVIDIA Corporation’s Common Stock at an exercise prices per share that is equal to the fair market value of a share of NVIDIA Corporation’s Common Stock on the date of grant (the “Option”).  The shares subject to the Option will vest over a four (4) year period, with 25% vesting on the anniversary of your start date, and 6.25% vesting at the end of each quarterly period thereafter, provided you remain employed with NVIDIA on each such date.

Your employment is also contingent upon NVIDIA's standard background check conducted by HireRight. NVIDIA reserves the right to withdraw its job offer or terminate employment based on information discovered in the background check process. Please do not resign from your current employment until your suitability for employment has been confirmed through a successful background check and that has been communicated to you by NVIDIA.

In connection with your employment with NVIDIA, you will be working with and have access to certain confidential and proprietary information relating to NVIDIA’s business, its employees, and third parties.  Attached is a copy of a Proprietary Information Agreement, which you must read and sign prior to beginning your employment. If you have questions regarding the agreement, please contact your Recruiter, Josh Hasten.

You may terminate your employment with the Company at any time simply by notifying the Company.  Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.  You should bring the appropriate document(s) with you (see attached list of acceptable documents) when you report to work.

If applicable, your employment at NVIDIA is contingent on NVIDIA successfully obtaining an export license or other approval for you in accordance with U.S. Commerce Department export license regulations.

I'm sending along an extra copy of this letter.  If you wish to accept employment at NVIDIA under the terms described above, please indicate by signing this letter below and returning it immediately to the Employment Specialist, Erin Strong.  Please also take time to review and sign the Proprietary Information Agreement and return to the Employment Specialist, Erin Strong on or before your start date.  If you accept our offer, we would like you to start no later than March 31, 2011.   This offer is valid until March 18, 2011.

This letter, together with the attached Proprietary Information Agreement contains the entire agreement between you and NVIDIA concerning your employment relationship.  It cannot be modified except in a signed agreement and it supersedes any other representations or promises made to you by anyone, whether oral or written.

We are excited about having you join us.  We look forward to your favorable reply and to a productive and enjoyable work relationship.  You will be contacted prior to your start date regarding orientation details.  Please report to work at 8:45AM on your start date to the lobby of building E.

Sincerely,

/s/ Scott Sullivan
Scott Sullivan
SVP of Human Resources
NVIDIA Corporation

/s/ Michael J. Byron                                                      3/16/2011                                ______________________
         Accepted                                                                                    Date                                                                   Starting Date